Exhibit 10.9

Duncan McHale

TERMS AND CONDITIONS OF EMPLOYMENT

Employer’s name and address: Evelo Biosciences, Inc. of 620 Memorial Dr., Suite 200 West, Cambridge MA 02139 (the “Company”)

Employee’s name and address: Duncan McHale of XXXXX (the “Employee”)

In terms of the Employment Rights Act 1996 (the “Act”) this document gives details of your terms and conditions of employment with the Company together with other workplace information, as at 15 December 2017

1.	JOB TITLE AND DUTIES

1.1	You are employed as Chief Medical Officer with effect from 15 December 2017. Your continuous employment started on this date.

1.2	You will perform all duties required of you by the board of directors of the Company (the “Board”).

1.3	Whilst employed by the Company you must:

(a)	during your hours of work devote all of your time, attention and abilities to the business of the Company and carry out your duties with due care and attention;

(b)	not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment (with the exception of Weatherden Limited) whether during or outside your hours of work for the Company;

(c)	use your best efforts to promote and protect the interests of the Company and its subsidiaries and affiliates (each a “Group Company” and together the “Group”) and observe the utmost good faith towards the Company and the Group; and

(d)	comply with all the Company’s rules, regulations and policies from time to time in force and any rules which the Company’s clients may require you to observe whilst working on their premises.

2.	COMMENCEMENT OF EMPLOYMENT

2.1	Your period of continuous employment with the Company commenced on 15 December 2017.

2.2	This Agreement shall become effective on the consummation of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”)”

2.3	No employment with a previous employer counts as part of your period of continuous employment with the Company.

3.	REMUNERATION

3.1	Your gross basic salary is £300,000 per annum (or such other sum as agreed from time to time). The salary will be paid after deduction of all taxes and national insurance contributions and is payable in equal monthly instalments into your nominated bank account on or around the last working day of each month.

1	WRITTEN TERMS (LONG)

3.2	Your salary will be reviewed at regular intervals.

3.3	For the purposes of the Employment Rights Act 1996, sections 13-27, you agree that the Company may deduct from your remuneration any sums due from you to the Company including, without limitation, your pension contributions (if any) and any overpayments, loans or advances made to you by the Company.

3.4	The Company may, at its absolute discretion pay you an annual, performance-based bonus upon the achievement of certain performance goals determined by the Board from time to time (the “Bonus”). The terms and amount of this Bonus (and whether it is paid in cash or in other forms, such as shares or share options) will be approved from time to time and notified to you by the Board in its sole discretion. In determining whether a bonus is to be paid, and if so the size of that bonus the Board may take into account such factors as it considers, in its absolute discretion, to be appropriate, which may include the anticipated future performance or service and/or past performance of you and/or the Company and/or the Group, although it has no obligation to take any of these factors into account. The bonus will not accrue, nor will you have any legitimate expectation as to the size or form of the discretionary bonus, until the Company pays it to you. There are no circumstances whether in reliance on express or implied terms or otherwise where you can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a bonus. Upon the termination of your employment or (if earlier) upon either party giving notice of termination you will have no rights as a result of this Agreement or any alleged breach of it to any compensation under or in respect of any bonus scheme.

4.	EXPENSES

The Company shall reimburse to you (against receipts or other appropriate evidence as the Company may require) the amount of all out-of-pocket expenses reasonably and properly incurred by you in the proper performance of your duties hereunder in accordance with the Company’s expenses policy in force from time to time.

5.	NORMAL HOURS OF WORK

5.1	You will be expected to work a minimum of 40 hours per week with such additional hours as are necessary for the performance of your duties.

5.2	You may from time to time be required to work additional hours in order to properly perform your duties and/or allow the Company to meet its obligations to its clients. You are not entitled to additional remuneration for authorised hours worked in excess of your normal hours.

5.3	In particular, you agree to work hours that exceed the maximum average weekly working time limit of 48 hours imposed by the Working Time Regulations 1998. You may withdraw your agreement on giving to the Company 3 months’ prior written notice.

6.	PLACE OF WORK

6.1	Your normal place of work will be Weatherden Limited, 93 Jack Straws Lane, Oxford, OX3 0DW England but the Company may change your normal place of work on giving you at least one month’s notice of any permanent change to your normal place of work.

6.2	You may be required to work at any of the Company’s premises or at the premises of its customers, clients, suppliers or associates around the world from time to time.

6.3	You may be required to work overseas for periods exceeding one month, however there are currently no particulars to be entered in this regard.

7.	NOTICE

7.1	The length of prior written notice that you must give the Company in order to terminate your employment is 3 months.

7.2	The Company must give you 3 months’ notice to terminate your employment.

7.3	The Company reserves the right in its absolute discretion to terminate your employment immediately either instead of or at any time after notice of termination is given by either party and to make a payment in lieu of notice. For this purpose, pay in lieu of notice will be a sum equal to only your salary that you would have received during the period of notice outstanding on the termination of your employment. For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give you a right to receive such a payment in lieu of notice.

7.4	The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you), provided always that the Company shall continue to pay your salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period.

7.5	The Company may, notwithstanding any other terms of your employment and irrespective of whether the grounds for termination arose before or after your employment began, at any time by notice in writing, terminate your employment with immediate effect (without any prior period of notice, payment in lieu of notice or payment of any Severance Payments) and without compensation if:-

(a)	if you are convicted of a criminal offence other than one which in the opinion of the Board does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which you are employed;

(b)	you are guilty of any serious default or misconduct in connection with or affecting the business of the Group, commit any serious or repeated breach of your obligations under your employment, are guilty of serious neglect or negligence in the performance of your duties or behave in a manner (whether on or off duty) which is likely to bring the Group into disrepute or which seriously impairs your ability to perform your duties;

(c)	in the reasonable opinion of the Company, you have failed to substantially perform your duties to the Company (other than such failure resulting from any material illness that you are suffering) (provided that, to the extent such failure can be cured, the Company shall have provided you with at least 30 days’ notice of such failure and you have not remedied the failure in the 30-day period);

(d)	in the reasonable opinion of the Company, you have failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement (provided that to the extent such failure can be cured, the Company shall have provided you with at least 30 days’ notice of such failure and you have not remedied the failure in the 30-day period);

(e)	you are found to be using or under the influence of, or in possession of illegal drugs on the Company’s (or any Group Company’s) premises or while performing your duties under this Agreement;

(f)	you do not have the right to work in the UK or you lose the right to work in the UK;

(g)	you are found guilty of misconduct by any applicable regulatory body or tribunal or any successor bodies.

8.	HOLIDAYS AND HOLIDAY PAY

8.1	You are entitled, to 28 days’ paid holiday in each holiday year (inclusive of all customary and public holidays recognised by the Company).

8.2	The Company’s holiday year runs from 1st January to 31st December.

8.3	If your employment begins or ends part way through the holiday year your holiday entitlement for that year will be assessed on a pro rata basis.

8.4	On termination of your employment you will be entitled to pay in lieu of any holidays which have accrued to you in the holiday year in which the termination takes place but which you have not taken at that time. The Company may require you to take unused holidays during your notice period. If on the termination of your employment, you have taken holidays in excess of the statutory holiday entitlement which has accrued to you at that time you will be required to repay to the Company holiday pay in respect of those holidays.

8.5	Holidays must be taken at times agreed by the Company and sufficient notice of a request to take holiday must be given to the Company.

8.6	All holidays must be taken in the holiday year in which they accrue and cannot be carried over to the next holiday year without the prior consent of the Company.

9.	SICKNESS OR OTHER ABSENCE

9.1	If you are absent from work for any reason and your absence has not previously been authorised by the Company you must inform the Company by 9am on your first day of absence.

9.2	In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) you must provide the Company with a medical certificate stating the reason for the absence. Thereafter medical certificates must be provided to the Company to cover the remainder of the period of continuing sickness absence. Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay and company sick pay.

9.3	If you are absent from work due to sickness, injury or accident and comply with the requirements in this Clause you will be paid:

(a)	Statutory Sick Pay in accordance with the provisions of the applicable legislation. For the purposes of Statutory Sick Pay, the “qualifying days” are Monday to Friday inclusive; and

(b)	At the discretion of the Board, Company sick pay equal to full salary for the first 2 weeks’ of absence due to sickness or injury in each calendar year.

9.4	Payment of Company sick pay shall be made less an amount equivalent to any Statutory Sick Pay payable to you.

9.5	The Company reserves the right to require you to undergo a medical examination conducted by a doctor nominated by the Company, at the Company’s expense.

9.6	If the sickness, injury or accident is caused by the act or omission of a third party you must, at the Company’s request, include in any claim for damages against such third party a claim in respect of moneys paid by the Company under this Clause 9.6 and must refund to the Company any damages recovered under that head.

10.	PENSION ARRANGEMENTS AND OTHER BENEFITS

10.1	Pensions arrangements

(a)	During the period of your employment with the Company, the Company will comply at all times with the employer duties under Part 1 of the Pensions Act 2008.

(b)	You are eligible to join the group personal pension scheme initiated by the Company (the “Scheme”) subject to its rules from time to time in force. Details of the Scheme are available from the Company. If you contribute a sum equivalent to at least 1% of his basic salary annually to the Scheme, then the Company will make an annual contribution to the Scheme of an amount equal to 1% of your basic salary. The contribution shall be paid to the Scheme at such time or times during each year as the Company shall decide at its discretion.

10.2	Company’s right to terminate pensions arrangements

The Company shall be entitled at any time to terminate the Scheme or your membership of it subject to providing him with membership of an equivalent pension scheme, the benefits of which shall be materially the same as the benefits provided to you under the Scheme.

10.3	Other Benefits

You will receive a payment of £10,000 per annum in lieu of any private medical and dental expenses insurance, permanent health assurance and life assurance arrangements. This will be paid monthly and will be subject to deductions and appropriate taxation.

11.	CONFIDENTIALITY

You must not (except in the proper performance of your duties) while employed by the Company or at any time (without limit) after the date on which your employment with the Company terminates:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or, as appropriate, any of its clients; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any trade secrets or confidential information relating to the Company or any Group Company or any of its clients. You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.

12.	DATA PROTECTION

By signing this Statement, you acknowledge and agree that the Company is permitted to hold and process personal (and sensitive) information and data about you as part of its personnel and other business records; and may use such information in the course of the Company’s business. You agree that the Company may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium.

13.	COMPANY AND CLIENT PROPERTY

All equipment (including computer equipment), notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or a group company or any of its or their clients (and any copies of the same) shall:

(a)	be and remain the property of the Company or the relevant client; and

(b)	be handed over by you to the Company on demand and in any event on the termination of your employment.

14.	SEVERANCE PAYMENTS

14.1	In this Clause 14, unless the context otherwise requires, “Change in Control” means a “Change in Control” as defined in the Company’s 2018 Incentive Award Plan.

14.2	If your employment with the Company is terminated by the Company other than pursuant to Clause 7.5, then subject to the following conditions of this Clause 14 and in addition to any entitlement you may have to prior notice of termination of employment under Clause 7, you will be entitled to the following payments and benefits (each a “Severance Entitlement”):-

(a)	if there has not been a Change in Control in the period of 12 months before the date of termination of the employment (the “Termination Date”), you shall be entitled to the payment of:

(i)	6 months’ basic salary, paid in equal instalments in accordance with the Company’s ordinary payroll practices over the 6 months following the Termination Date; and

(ii)	£7,500 in lieu of the continuation of any contractual benefits, paid in equal instalments in accordance with the Company’s ordinary payroll practices over the 6 months following the Termination Date.

(b)	if there has been a Change in Control in the period of 12 months before the Termination Date, you shall be entitled to the following payments and benefits:

(i)	all unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time shall immediately become 100% vested on the Termination Date (for the avoidance of doubt, with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement);

(ii)	9 months’ basic salary, paid in equal instalments in accordance with the Company’s ordinary payroll practices over the 9 months following the Termination Date;

(iii)	100% of your target annual bonus for the year in which the Termination Date occurs, paid in equal instalments in accordance with the Company’s ordinary payroll practices over the 9 months following the Termination Date; and

(iv)	£10,000 in lieu of the continuation of any contractual benefits, paid in equal instalments in accordance with the Company’s ordinary payroll practices over the 9 months following the Termination Date.

14.3	The Severance Entitlements are together in full and final settlement of all and any rights and claims that you may have against the Company or any Group Company (as defined in clause 15) arising out of your employment or the termination of your employment (including both contractual and statutory employment claims). You agree to waive, release and discharge any and all such rights and claims and acknowledge that it is a condition of the payment or provision of the Severance Entitlements that you will execute a settlement agreement (and any other documents reasonably required by the Company) in a form reasonably acceptable to the Company in order to give effect to the release and waiver in this Clause 14.3.

14.4	You acknowledge that the Company has agreed to the terms of this Clause 14 in reliance on the undertakings that you have given in Clauses 11 and Clause 15. If you are in breach of any of the terms of Clause 11 or Clause 15, then you will have no entitlement to any Severance Entitlement; and if your beach of any of the terms of Clause 11 or Clause 15 occurs after any payment of provision to you of any Severance Entitlement then you will repay to the Company, immediately upon demand by the Company, the value of all of the Severance Entitlements received by you and the Company shall be entitled to recover the same as a debt.

15.	RESTRICTIONS AFTER TERMINATION

15.1	Definitions

Since you are likely to obtain confidential information relating to the Company and its business in the course of your employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, you hereby agree with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon you by law, you will be bound by the covenants and undertakings contained in Clauses 15.2 to 15.7. In this Clause 14, unless the context otherwise requires:

“Customer”	means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either you, or any employee under your direct or indirect supervision, had material dealings in the course of your employment, but always excluding therefrom, any division, branch or office of such person with which you and/or any such employee had no dealings during that period;

“Group”	means together or separately the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking from time to time (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006;

“Group Company”	means any company within the Group;

“Prospective Customer”	means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period you, or any employee who was under your direct or indirect supervision, had material dealings in the course of your employment, but always excluding therefrom any division, branch or office of that person with which you and/or any such employee had no dealings during that period;

“Relevant Period”	means: (i) where your employment is continuing, the period of your employment; and (ii) where your employment has terminated, the period of twelve months immediately preceding the Termination Date;

“Restricted Area”	means: (a) England, Scotland, Wales; and (b) any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;

“Restricted Employee”	means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of confidential information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 15.4, continuing for 12 months;

“Restricted Products”	means any products, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which your duties were materially concerned or for which you were responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Services”	means any services researched into, developed or supplied by the Company and with which your duties were materially concerned or for which you were responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier”	means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, you, or any employee under your direct or indirect , had material dealings in the course your employment.

15.2	Restrictive covenants

Both during your employment and during the Restricted Period, you will not, without the prior written consent of the Company (such consent not to be unreasonably withheld), whether by yourself, through your employees or agents and whether on your own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company, solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)	within the Restricted Area, be employed or engaged in that part of a business or person which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company. For the purposes of this sub-clause, acts done by the you outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services in the Restricted Area;

(d)	solicit or induce or endeavour to solicit or induce any person who was a Restricted Employee (and with whom you had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

15.3	Application of restrictive covenants to other Group Companies

Clause 15.2 shall also apply as though references to the “Company” in Clauses 15.1 and 15.2 include references to each Group Company in relation to which you have in the course of your employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its products, services, trade secrets or confidential information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;

but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by you pursuant to this Clause 15.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

15.4	Effect of suspension on Restricted Period

If the Company exercises its right to suspend the your duties and powers under Clause 7.4 after notice of termination of your employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed 12 months and if the aggregate of the two periods would exceed 12 months, the Restricted Period shall be reduced accordingly.

15.5	Further undertakings

You hereby undertake to the Company that you will not at any time:

(a)	during your employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “Evelo Biosciences” ;

(b)	after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees; or

(c)	after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

15.6	Protection of Company reputation

You undertake that, you will not at any time during your employment and at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

15.7	Employment Offer

In the event that you receive an offer of employment or request to provide services either during your employment or during the terms of the Restrictive Period set out in Clause 15.1, you shall:

(a)	provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of the Restrictive Covenants set out at Clause 15 of this Agreement; and

(b)	notify the Company within 3 working days of receipt of the offer and the identity of the person, company or other entity making the offer.

15.8	Severance

The restrictions in this Clause 15 (on which you have had the opportunity to take independent advice, as you hereby acknowledge) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

16.	GRIEVANCE AND DISCIPLINARY MATTERS

16.1	If you have any grievance relating to your employment you may apply in writing to any director of the Company.

16.2	The director will consider your grievance and report to you within 7 days of the date when the grievance was raised.

16.3	If that report is not acceptable to you, you may then, within 7 days of receipt by you of the report, refer the matter in writing to CEO who will notify you of their decision within 14 days and whose decision will be final and binding.

16.4	The disciplinary rules applicable to you are contained in the staff handbook.

16.5	If you are dissatisfied with any decision of the Company regarding any disciplinary matter, you may apply in writing to the CEO within 5 days of the decision to have that decision re-considered in accordance with the Company’s appeals procedure. The appeals procedure is set out in full in the staff handbook.

16.6	The grievance, disciplinary and appeals procedures are not contractually binding on the Company and the Company may alter them, or omit any or all of their stages where it considers it appropriate.

17.	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

18.	CHANGES TO TERMS OF EMPLOYMENT

18.1	The Company reserves the right to make changes to any of your terms and conditions of employment.

18.2	You will be given not less than one month’s written notice of any significant changes that may be given by way of an individual notice. Such changes will be deemed to be accepted unless you notify the Company of any objection in writing before the expiry of the notice period.

19.	PREVIOUS CONTRACTS

The contractual terms in this Statement shall be in substitution for all or any existing contracts of employment entered into between you and the Company which cease to have effect on the date upon which you commence work under this Statement.

20.	CONDITIONS TO EMPLOYMENT AND CONTINUED EMPLOYMENT

20.1	It is a condition of your employment with the Company that you are and remain legally entitled to reside and work in the United Kingdom. You confirm that you are legally entitled to work in the United Kingdom without holding a work permit. Should it be discovered that you do not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate your employment forthwith without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

21.	PRIVACY OF COMMUNICATION

21.1	All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s IT or communications systems (“Company Systems”) or on Company premises will be treated by the Company as work related. The Company Systems are provided for your work use only. You agree that the Company may intercept, record and monitor all communications made by you and your use of the Company Systems without further notice. You should not regard any communications or use as being private.

21.2	The interception, recording and monitoring of communications is intended to protect the Company’s business interests for example, for the purposes of quality control, security of the Company Systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

21.3	You acknowledge and agree that all communications, data, records and files stored on the Company Systems or on the Company’s premises may be used as evidence in disciplinary or legal proceedings against you.

22.	GOVERNING LAW AND JURISDICTION

This Statement is governed by and to be construed in accordance with English law and any dispute is subject to the non-exclusive jurisdiction of the English courts.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed by EVELO BIOSCIENCES, INC.	/s/ Balkrishan (Simba) Gill, Ph.D. Director
acting by Balkrishan (Simba) Gill, Ph.D. and Jonathan Poole ([Director/Secretary]	/s/ Jonathan Poole
Director/Secretary

EXECUTED as a Deed by DUNCAN MCHALE	/s/ Duncan McHale
in the presence of:

Witness’s

Signature:

Full Name:

Address: